Exhibit 99

FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Jim Olecki Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION ELECTS DUANE TYLER TO ITS BOARD OF DIRECTORS

CHICAGO, IL, August 19, 2005 — Quixote Corporation (Nasdaq: QUIX) today announced that Duane M. Tyler has been elected to the Company’s Board of Directors and appointed to the Audit Committee.  This expands Quixote’s Board to 7 members, including 5 independent directors.

Mr. Tyler, 55, was most recently the Senior Vice President-Growth and Partner-in-Charge of the Chicago office of McGladrey & Pullen, LLP, a leading national CPA firm.  Mr. Tyler holds a BS in Accounting from Ball State University and is a certified public accountant.

Leslie J. Jezuit, Chairman and Chief Executive Officer, stated, “Duane is a valuable addition to our Board and Audit Committee.  His thirty years of experience as a top management executive in public accounting and his strong background in international, marketing and business development strategies will be of tremendous value to Quixote and the Board.   We are very pleased to welcome him and look forward to working with him as Quixote continues to grow and move forward.”

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting systems, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2004 and subsequent Form 10-Q’s, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.